Exhibit 99.1

bluebird bio Appoints William R. Sellers, M.D. to Board of Directors

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Sept. 27, 2019— bluebird bio, Inc. (Nasdaq: BLUE) today announced that it has appointed William R. Sellers, M.D. to its Board of Directors.

“I’m excited to welcome Bill to the Board to help navigate an important stage in bluebird’s evolution,” said Nick Leschly, chief bluebird. “Bill is a pioneer in cancer genomics and translational medicine, as well as an experienced industry research and development leader, and we look forward to his contributions in supporting all of us at bluebird to achieve our goals for patients.”

“I have been impressed with bluebird’s passion for translating innovative science into improved treatments for patients through the company’s gene editing, gene addition and cellular immunotherapy platforms,” said Dr. Sellers. “I look forward to working with such a talented team to progress the company’s early research pipeline and robust BCMA clinical development program, and to discover the next generation of gene and cell therapies.”

Dr. Sellers leads a research group focused on translating genomic discoveries into new therapeutics as a Core Institute Member at the Broad Institute of MIT and Harvard, and as a Professor of Medicine at the Dana-Farber Cancer Institute and Harvard Medical School. Previously, Dr. Sellers directed cancer drug discovery and early cancer clinical development at the Novartis Institutes for Biomedical Research overseeing scientists, clinicians and clinical staff on sites in Cambridge, East Hanover, Basel and Shanghai from 2005-2016. During his tenure he conceptualized and directed a collaboration with the Broad Institute on the Cancer Cell Line Encyclopedia, the development of the Novartis Primary Derived Xenograft Encyclopedia and large-scale efforts to functionally characterize the cancer genome.  Along with Dr. Carl June, he co-chaired the CART research collaboration with the University of Pennsylvania that brought CTL019 to a recent FDA approval.

Dr. Sellers was previously an Associate Professor of Medicine at the Dana-Farber Cancer Institute and Harvard Medical School and an Associate Member of the Broad Institute. Together with Matthew Meyerson, he initiated and developed large-scale efforts to re-sequence genes in diverse cancer types, which led to the development of the widely used GISTIC algorithm, the discovery of EGFR mutations in lung adenocarcinoma and the discovery of the oncogenic role of the MITF gene in melanoma. In addition, his work advanced the understanding of the molecular mechanisms of growth regulation of the PTEN tumor suppressor gene.

Dr. Sellers received his B.S. from Georgetown University in 1982 and M.D. from the University of Massachusetts Medical School in 1986. He completed residency training in Internal Medicine at the University of California San Francisco in 1989 and trained in Medical Oncology at the Dana-Farber Cancer Institute. Dr. Sellers is a former member of the National Cancer Advisory Board.

About bluebird bio, Inc.

bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders by researching cerebral adrenoleukodystrophy, sickle cell disease, transfusion-dependent β-thalassemia and multiple myeloma using three gene therapy technologies: gene addition, cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash.; Durham, N.C.; and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram and YouTube.

bluebird bio is a trademark of bluebird bio, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of, and anticipated development and commercialization plans for, the Company’s product candidates. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that results from our prior and ongoing clinical trials of our product candidates will not continue or be repeated in our ongoing or planned clinical trials; risks that the current or planned clinical trials of our product candidates will be insufficient to support future regulatory submissions or to support marketing approval in the U.S. and EU and the risk that our product candidates will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-K as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio
Investors:
Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

or

Media:
Jennifer Snyder, 617-448-0281
jsnyder@bluebirdbio.com